                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [Section] 240.14a-11(c) or [Section]
    240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             CAYENNE SOFTWARE, INC.
                             ----------------------
                (Name of Registrant as Specified In Its Charter)

                             CAYENNE SOFTWARE, INC.
                             ----------------------
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             CAYENNE SOFTWARE, INC.
                          8 NEW ENGLAND EXECUTIVE PARK
                              BURLINGTON, MA 01803

                                                                OCTOBER 22, 1996

Dear Stockholder:

     You are cordially invited to attend the 1996 Special Meeting in Lieu of Annual Meeting of Stockholders of Cayenne Software, Inc. The meeting will be held at the offices of Foley, Hoag & Eliot, 16th Floor, One Post Office Square, Boston, Massachusetts on Wednesday, November 20, 1996, beginning at 9:00 a.m., local time.

     Matters to be considered and acted on at the meeting include the election of the Class B Directors to the Board of Directors and approval of the Amended 1996 Incentive and Nonqualified Stock Option Plan. Detailed information concerning these matters is set forth in the attached Notice of Special Meeting in Lieu of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important. I encourage you to execute and return your proxy promptly whether you plan to attend the meeting or not so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting prior to the proxy's exercise if you wish to do so.

     Thank you for your cooperation, continued support and interest in Cayenne Software, Inc.

                                            Sincerely,

                                            /S/ PETER J. BONI
                                            -----------------------------
                                            PETER J. BONI
                                            President and Chief Executive
                                            Officer

                             CAYENNE SOFTWARE, INC.
                          8 NEW ENGLAND EXECUTIVE PARK
                              BURLINGTON, MA 01803

                       NOTICE OF SPECIAL MEETING IN LIEU
                       OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 20, 1996

     Notice is hereby given that the Special Meeting in Lieu of Annual Meeting of Stockholders (the "Annual Meeting") of Cayenne Software, Inc. (the "Company") will be held on Wednesday, November 20, 1996, at 9:00 a.m., local time, at the offices of Foley, Hoag & Eliot, 16th Floor, One Post Office Square, Boston, Massachusetts for the following purposes:

          1. To elect two members of the Board of Directors, to serve as the Class B Directors of the Company;

          2. To approve the Amended 1996 Incentive and Nonqualified Stock Option Plan; and

          3. To transact such other business as may be related to the foregoing purposes or as may otherwise properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on October 1, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A list of the stockholders entitled to vote at the Annual Meeting will be made available during regular business hours at the offices of the Company at 8 New England Executive Park, 4th Floor, Burlington, Massachusetts 01803, for inspection by any stockholder for any purpose germane to the meeting.



                                            By Order of the Board of Directors,


                                            /s/  JOHN D. PATTERSON, JR.
                                            -----------------------------
                                            JOHN D. PATTERSON, JR.
                                            Clerk


Burlington, Massachusetts
Dated:  October 22, 1996

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU SO WISH AT ANY TIME BEFORE THE PROXY IS EXERCISED EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                             CAYENNE SOFTWARE, INC.

                                PROXY STATEMENT
                                      FOR
                           SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 20, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cayenne Software, Inc. (the "Company") to be used at the Special Meeting in Lieu of Annual Meeting of Stockholders ("Annual Meeting") of the Company to be held on Wednesday, November 20, 1996 and any adjournment thereof. At the Annual Meeting, the stockholders will be asked to consider and vote upon the following specific matters:

          1. To elect two members of the Board of Directors, to serve as the Class B Directors of the Company; and

          2. To act upon a proposal to adopt the Amended 1996 Incentive and Nonqualified Stock Option Plan.

     Any stockholder furnishing a proxy has the power to revoke it by furnishing written notice to the Company, by granting a proxy bearing a later date, or by giving oral notice at the Annual Meeting before the proxy is exercised. The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions of the signer. If the signer does not specify otherwise, the proxy will be voted in favor of the recommendations of the Board of Directors.

     The close of business on October 1, 1996, has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The presence, in person or by proxy, of at least a majority in interest of all the capital stock issued, outstanding and entitled to vote is necessary to constitute a quorum for transaction of business at the Annual Meeting. The Company has one class of voting securities, Common Stock. The holders of Common Stock are entitled to one vote for each share held on each matter submitted to vote. The votes necessary to elect Directors and to approve each of the items on the agenda are stated in the related sections of the Proxy Statement. Votes withheld from any nominee for election as a Director, abstentions and broker non-votes will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum. For the items on the agenda, (i) votes withheld for any nominee for election as Director will be included in the number of shares present or represented and voting on Proposal 1, (ii) abstentions will be included in the number of shares present or represented and voting on each matter, and (iii) broker non-votes will not be included in the number of shares present or represented and voting on each matter. A 'non-vote' occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The Company's transfer agent, State Street Bank and Trust Company, will tabulate the votes. The vote on each matter submitted to stockholders is tabulated separately. On the record date, the Company had 17,631,445 shares of Common Stock outstanding.

     The principal executive offices of the Company are located at 8 New England Executive Park, Burlington, Massachusetts 01803. This Proxy Statement and the accompanying Notice and Proxy are first being mailed to stockholders on or about October 22, 1996 in connection with the solicitation of proxies for the Annual Meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The number of Directors constituting the full Board of Directors of the Company has been fixed at seven. After the Annual Meeting, six seats will be filled. One seat will remain vacant and may be filled by the Board at any time. The Board of Directors is divided into three classes. Directors are elected to serve for three-year terms and until their respective successors are duly elected and qualified, with the term of one of the three classes expiring each year at the Company's annual meeting or special meeting in lieu thereof.

     John J. Alexander and Allyn C. Woodward, Jr. are the Company's Class A Directors. Mr. Alexander was re-elected as a Class A Director at the Company's 1994 Annual Meeting held on November 16, 1994, and Mr. Woodward was elected by the Board of Directors to serve as a Class A Director on April 25, 1995. Peter
J. Boni and R. John Fletcher are the Company's Class B Directors. On November 3, 1994, Mr. Fletcher was elected by the Board of Directors to succeed a departing Director. Charles W. Bachman and William H. D. Goddard are the Company's Class C Directors. Mr. Bachman was elected as a Class C Director at the Company's 1995 Special Meeting in Lieu of Annual Meeting held on November 15, 1995. On July 18, 1996, William H. D. Goddard was elected by the Board of Directors to serve as a Class C Director.

     The terms of the Company's Class B Directors, R. John Fletcher and Peter J. Boni, expire at the Annual Meeting. The terms of the Company's two current Class A Directors, John J. Alexander and Allyn C. Woodward, Jr. expire at the Company's 1997 annual meeting of stockholders or special meeting in lieu thereof, and until their successors are duly elected and qualified. The terms of the Company's Class C Directors, Charles W. Bachman and William H. D. Goddard expire at the Company's 1998 annual meeting of stockholders or special meeting in lieu thereof, and until their respective successors are duly elected and qualified.

     Unless authority is withheld, proxies in the accompanying form will be voted FOR the election of Mr. Boni and Mr. Fletcher as Class B Directors, to hold office until the expiration of their respective terms and until their respective successors are duly elected and qualified. In the event the nominees are unable or decline to serve as Directors at the time of the Annual Meeting (which is not now expected), proxies will be voted for such other nominees as are then designated by the Board of Directors.

     If a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is necessary to elect each Director.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. BONI AND MR. FLETCHER AS THE CLASS B DIRECTORS OF THE COMPANY.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each Director of the Company continuing in office, each nominee for election as Director and each executive officer of the Company:

         NAME                  AGE                 POSITION
         ----                  ---                 --------

Charles W. Bachman(1)........   71    Chairman of the Board of Directors

Peter J. Boni................   50    President, Chief Executive Officer and
                                      Director

Joan E. Cohen................   50    Vice President, Marketing and Business
                                      Development

Eugene J. DiDonato...........   39    Vice President, General Counsel

Ronald H. Imbriale...........   49    Senior Vice President, Worldwide Field
                                      Operations

Frederick H. Phillips........   47    Vice President, Finance and
                                      Administration, Chief Financial Officer
                                      and Treasurer

Vincent Stango...............   41    Vice President, North American Field
                                      Operations

William F. Winslow...........   57    Vice President, Human Resources

Massood Zarrabian............   47    Senior Vice President, Product Operations

John J. Alexander(3).........   61    Director

R. John Fletcher(1)(2)(3)....   50    Director

William H. D. Goddard........   54    Director

Allyn C. Woodward, Jr.(2)....   55    Director

---------------

(1)  Member of the Nominating Committee.

(2)  Member of the Audit Committee.

(3)  Member of the Compensation Committee.

     The business experience during at least the last five years of each of the Directors and the executive officers of the Company is as follows:

     CHARLES W. BACHMAN has been the Chairman of the Board of Directors of the Company since 1988. From 1983, when he founded the Company, through April 1988, he was President, Chief Executive Officer and a Director of the Company. Before founding the Company, he was employed by Cullinet Software, Inc. from 1981 to 1983, by Honeywell from 1970 to 1981, by General Electric Company from 1960 to 1970, and by The Dow Chemical Company from 1950 to 1960.

     PETER J. BONI has been the President and Chief Executive Officer and a Director of the Company since August 4, 1993. From 1990 to March 1993, he served as President of the Software & Information Services Group of Paramount Communications, a conglomerate with interests in information services, publishing and entertainment. From 1989 to 1990, he served as President and Chief Operating Officer of On-Line Software International, Inc., a software, consulting and educational services firm. From 1987 until 1989, he served as a Turnaround Consultant and the President Pro-Tem of several companies while a principal of Potential Dynamics, a consulting company specializing in the turnaround, repositioning and restructuring of troubled firms. Mr. Boni is now a Director subject to election.

     JOAN E. COHEN has been Vice President, Marketing and Business Development since joining the Company in May 1995. From April 1990 to January 1995, she was Director, Strategic Partners and Programs, of Progress Software Corporation.

     EUGENE J. DIDONATO has been Vice President and General Counsel since November 1993. For the period from November 1995 through July 1996, he was also Chief Financial Officer and Treasurer. He joined the Company in August 1993 as General Counsel. From 1986 to 1993, he was a corporate-securities attorney at Foley, Hoag & Eliot, a law firm in Boston, Massachusetts. From 1984 to 1986, he was a corporate-securities attorney at Wertheimer and Fredman, P.C., a law firm in New York, New York.

     RONALD H. IMBRIALE has been Senior Vice President, Worldwide Field Operations since July 1996. From September 1995 to July 1996, he was Chief Operating Officer of Cadre Technologies Inc. ("Cadre"), a software company which was acquired by the Company in July 1996. From June 1991 to August 1995, Mr. Imbriale was Vice President of Sales for Cadre.

     FREDERICK H. PHILLIPS has been Vice President, Finance and Administration, Chief Financial Officer and Treasurer since July 1996. From February 1996 to May 1996, Mr. Phillips operated his own financial management consulting business, and from July 1995 to January 1996 he was a principal of Siegal & Dunn Inc., a financial management consulting business. From June 1991 to February 1995, Mr. Phillips was Assistant Treasurer, Treasury and Financial Management of Lotus Development Corporation.

     VINCENT STANGO has been Vice President, North American Field Operations since July 1996. From May 1994 to July 1996, he was Cadre's Director of Sales -- North America and from January 1988 to April 1994, he was Cadre's Director of Sales -- Eastern Region.

     WILLIAM F. WINSLOW has been Vice President, Human Resources since July 1996. From March 1992 to July 1996, he was Vice President, Human Resources of Cadre. From June 1991 to March 1992, Mr. Winslow operated his own human resources consulting business, W. Winslow & Associates.

     MASSOOD ZARRABIAN has been Senior Vice President, Product Operations since July 1996. From July 1995 to July 1996, he was Vice President, Product Operations. From February 1994 to June 1995, he was Vice President, Development. From 1992 to 1994, he was Vice President Core Technology and Product Development of the Software Business Unit of Computervision Corp., a software company. From 1989 to 1992, he was that company's Vice President of Product Marketing for CAD/CAM products, from 1985 to 1989, he was its Vice President of Mechanical Product Development, and from 1983 to 1985 he was its Vice President of the Technology Division.

     JOHN J. ALEXANDER has been a Director of the Company since December 1993. Since October 1993, he has been President of Business Technology Consulting, Inc., a consulting company which provides venture capital to start-up companies, consults in marketing and strategy and provides expertise in reengineering business processes. From January 1987 to October 1993, he was Senior Vice President and Chief Information Officer with UNUM, a life insurance company.

     R. JOHN FLETCHER has been a Director of the Company since November 1994. Since June 1990, he has been Chief Executive Officer of Fletcher Spaght, Inc., a strategic marketing consulting firm. Mr. Fletcher is also a director of AutoImmune, Inc. Mr. Fletcher is now a Director subject to election.

     WILLIAM H. D. GODDARD has been a Director of the Company since July 1996. From 1982 to 1989, he served as a Director, Chairman, and Chief Executive Officer of Cadre and rejoined the Board of Directors of Cadre in 1992. He is President and Treasurer of the Warwick Land Company, a company engaged in investment in and management and development of real and intellectual property, and a Partner of Brown & Ives, an office management partnership, holding these positions since 1974 and 1970, respectively.

     ALLYN C. WOODWARD, JR. has been a Director of the Company since April 1995. Since June 1995, he has been president of Adams, Harkness & Hill, Inc., an investment banking firm. From June 1990 to March 1995, he was Chief Operating Officer of Silicon Valley Bank. Mr. Woodward is also a director of Viewlogic Systems, Inc.

     There are no family relationships among the executive officers and directors of the Company.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During the 1996 fiscal year, the Board of Directors of the Company held 10 meetings and the Audit Committee, the Compensation Committee, the Nominating Committee and the Stock Option Committee, which are the only standing committees of the Board of Directors, met four, four, one and three times, respectively. The Stock Option Committee also acted twice by unanimous written consent. No Director attended fewer than seventy-five (75%) of the meetings of the Board of Directors and committees of the Board of which he or she was a member.

     Based solely upon a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company believes that during the 1996 fiscal year, the Directors and executive officers complied with all applicable Section 16 filing requirements; except that the Company cannot confirm such belief with respect to Gerald Christopher, a former executive officer, since it neither received a copy of Form 5 from such individual for fiscal 1996 nor a written representation that no such Form 5 was required to be filed.

     THE AUDIT COMMITTEE, which currently consists of Allyn C. Woodward and R. John Fletcher, confers with the Company's independent public accountants concerning the scope of their examinations of the Company's financial statements, the Company's accounting policies and internal controls and the results of their audit examination, and recommends the selection of the Company's independent public accountants to the Board. The Committee's duties do not include accounting or auditing functions, which are the responsibility of the Company's officers and its independent public accountants.

     THE COMPENSATION COMMITTEE, which currently consists of R. John Fletcher and John J. Alexander, reviews and makes recommendations to the Board with respect to compensation policy, executive salaries, profit sharing, and employment contracts and administers the Company's employee stock option and stock purchase plans. See "Proposal 2 -- Approval of the Amended 1996 Incentive and Nonqualified Stock Option Plan."

     THE STOCK OPTION COMMITTEE, formerly administered the Company's employee stock option and stock purchase plans. In September 1996, the functions of the Stock Option Committee were transferred to the Compensation Committee.

     THE NOMINATING COMMITTEE, which currently consists of Charles W. Bachman and R. John Fletcher, nominates candidates for election as Directors at the annual meeting of stockholders or special meeting in lieu thereof. Any stockholder who wishes to recommend an individual for consideration by the committee should deliver written notice to the clerk of the Company. A stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than sixty days nor more than (120) days prior to the date of the scheduled annual or special meeting in lieu thereof. Such stockholder's notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company's capital stock which are beneficially owned by such person on the date of such stockholder notice and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as Directors, pursuant to the rules of the Securities and Exchange Commission promulgated under Section 14(a) of the Exchange Act; and (b) as to the stockholder giving the notice (i) the name and addresses as they appear on the Company's books, of such stockholder to be supporting such nominees and (ii) the class and number of shares of the Company's capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The Nominating Committee may reject any nomination by a stockholder that is not timely made in accordance with these procedures or does not satisfy these requirements in any material respect.

                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

DIRECTORS' COMPENSATION

     In July 1996, the Company adopted a plan to compensate its outside Directors by means of $10,000 per year retainer, $1,000 per Board meeting attended and reimbursement for expenses incurred in attending Board and Committee meetings. In addition, under such plan each outside Board member will be granted an initial stock option grant of 20,000 shares upon election to the Board (other than by contract or in connection with corporate transactions) and an annual grant of 10,000 shares. Also, each outside Director that is the member of a Committee will receive an annual stock issuance equal to the number of shares of Common Stock obtained by dividing the number of meetings attended times $500 by the fair market value of one share of the Company's Common Stock on the date of issuance. Messrs. Alexander, Fletcher and Woodward were each granted options to purchase 20,000 shares of the Company's Common Stock on December 17, 1993, November 3, 1994 and April 25, 1995, respectively, as compensation for their service as Directors. On July 18, 1996, Messrs. Alexander, Fletcher, Goddard and Woodward were each granted options to purchase 10,000 shares of the Company's Common Stock. Such options vest and become exercisable one year from the date of grant. Directors who are employees of the Company are not paid any separate fees for serving as Directors.

EXECUTIVE COMPENSATION

     The following table presents information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended June 30, 1996, 1995 and 1994, of those persons who were the Chief Executive Officer and the other four most highly compensated executive officers of the Company at June 30, 1996 (the "Named Officers"):


                                                 ANNUAL COMPENSATION         LONG-TERM             ALL
                                       FISCAL    --------------------   COMPENSATION AWARDS       OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY    BONUS(1)   NUMBER OF OPTIONS(2)   COMPENSATION
---------------------------            ------    --------   ---------  ---------------------  -------------
Peter J. Boni (3)....................   1996     $250,000         --          100,000             --
    President and Chief Executive       1995      225,000   $112,500          110,000             --
      Officer                           1994      204,375    112,500          544,946             --

Massood Zarrabian (4)................   1996     $200,000         --           50,000             --
    Sr. Vice President, Product         1995      175,000   $ 20,590           30,000             --
      Operations                        1994       70,265     12,501           80,000             --

Curt F. Bloom (5)....................   1996     $178,692         --           50,000             --
    Vice President, Field Operations    1995      126,825   $ 25,150           65,000             --
                                        1994      135,397     37,947           13,000             --

Eugene J. DiDonato (6)...............   1996     $130,000         --           25,000             --
    Vice President, General Counsel     1995      115,000   $  7,200           15,000             --
                                        1994       72,311     20,700           20,000             --

Charles W. Bachman...................   1996     $125,000         --           25,000             --
    Chairman of the Board of            1995      133,000         --               --             --
      Directors                         1994      190,000   $ 34,200               --             --

---------------

(1) See "Report of the Compensation Committee of the Board of Directors on Executive Compensation -- Bonus Arrangements."

(2) See "Report of the Compensation Committee of the Board of Directors on Executive Compensation -- Option Plans."

(3) Mr. Boni was elected as President and Chief Executive Officer effective August 4, 1993.

(4) Mr. Zarrabian was elected Vice President, Development in February 1994. He was elected Vice President, Product Operations effective July 1, 1995 and Senior Vice President, Product Operations effective July 18, 1996.

(5) Mr. Bloom was elected Vice President, International Operations in January 1994. He was elected to Vice President, Field Operations effective July 1, 1995. Mr. Bloom resigned from office as of May 31, 1996.

(6)  Mr. DiDonato was elected Vice President, General Counsel in November 1993.


OPTION GRANTS

     The following table presents information concerning grants of stock options to the Named Officers during the fiscal year ended June 30, 1996:

                                                                                   POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                         PERCENTAGE                                   ANNUAL RATES
                                          OF TOTAL                                   OF STOCK PRICE
                                          OPTIONS                                     APPRECIATION
                                         GRANTED TO    EXERCISE OR                  FOR OPTION TERM
                           OPTIONS       EMPLOYEES     BASE PRICE   EXPIRATION    --------------------
          NAME          GRANTED(1)(2)  IN FISCAL 1996  (PER SHARE)     DATE          5%         10%
          ----          ------------  ---------------  ----------   ----------    --------    --------
Peter J. Boni...........  100,000           13%          $6.25       9/13/05      $393,059    $996,089
Massood Zarrabian(3)....   50,000            7%          $6.25       9/13/05      $196,530    $498,045
Curt F. Bloom(3)........   50,000            7%          $6.25       9/13/05      $196,530    $498,045
Eugene J. DiDonato(3)...   25,000            3%          $6.25       9/13/05      $ 98,265    $249,022
Charles W. Bachman(3)...   25,000            3%          $6.25       9/13/05      $ 98,265    $249,022

---------------

(1) All of these options were granted with an exercise price equal to the market price on the date of grant for the Company's Common Stock on the NASDAQ National Market System.

(2) All of these options were granted on September 13, 1995 and are exercisable on September 30, 1996 as follows: (i) one-half of the shares based upon the Company's achievement of certain levels of Company profitability and (ii) one-half based on certain levels of increases in the fair market value of the Company's Common Stock price over the fair market value on the date of agreement. Any shares that are not vested on September 30, 1996 vest on the fourth anniversary of the date of grant. As of September 30, 1996, no shares were vested.

(3) A portion or all of these options would become immediately exercisable upon the occurrence of a "change of control" as defined in the employment agreements between the Company and certain of the Named Officers. See "Remuneration of Executive Officers and Directors -- Employment and Severance Compensation Agreements."


     During fiscal 1996, the Company granted options to purchase a total of 275,000 shares of Common Stock at a weighted exercise price of $6.25 per share to its current executive officers, as a group, and options to purchase a total of 466,500 shares of Common Stock at a weighted exercise price of $6.50 per share to its employees, including current officers who are not executive officers, as a group.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table presents information for Named Officers with respect to options exercised during the fiscal year ended June 30, 1996 and outstanding options to purchase the Company's Common Stock held by them at June 30, 1996:

                               NUMBER
                                 OF                       NUMBER OF              VALUE OF UNEXERCISED
                               SHARES                UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                              ACQUIRED            HELD AT JUNE 30, 1996 (1)    HELD AT JUNE 30, 1996(2)
                                 ON      VALUE    --------------------------  --------------------------
          NAME                EXERCISE  REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
          ----                --------  --------  -----------  -------------  -----------  -------------
Peter J. Boni................     -0-       -0-     431,960       322,986      $1,624,345     $863,571
Massood Zarrabian............     -0-       -0-      62,472        97,528      $  219,225     $208,275
Curt F. Bloom................  10,000    89,295      16,260        97,340      $   24,987     $138,685
Eugene J. DiDonato...........     -0-       -0-       9,600        41,400      $   26,898     $ 53,797
Charles W. Bachman...........  40,000   327,000     109,593        28,200      $  362,235     $ 29,059

---------------

(1) "In-the-money options" are options outstanding at the end of the fiscal year for which the fair market value at June 30, 1996 of $7.125 exceeded the exercise price of the options.

(2) See "Remuneration of Executive Officers and Directors -- Employment and Severance Compensation Agreements" regarding acceleration of vesting of certain options upon the occurrence of certain events.

EMPLOYEE STOCK OPTION PLANS

     Executive officers of the Company currently hold stock options granted under four plans: the Amended and Restated 1986 Incentive and Non Qualified Stock Option Plan (the "1986 Plan"), the 1996 Incentive and Non Qualified Stock Option Plan, the Cadre 1988 Incentive and Non-Statutory Stock Option Plan, and the Cadre 1989 Non-Statutory Stock Option Plan (collectively, the "Option Plans"). For the future, the Company expects to grant additional options only under the 1996 Plan. The 1996 Plan is being submitted for approval by the stockholders at this meeting. See "Proposal 2 -- Approval of the Amended 1996 Incentive and Non Qualified Stock Option Plan".

KEY MAN AND DISABILITY INSURANCE

     The Company maintained a "key man" life insurance policy covering Charles
W. Bachman expiring in October 1994 in the amount of $2 million. The Company has not renewed such policy. The Company also maintains long-term care policies for Charles W. Bachman and Constance H. Bachman.

EMPLOYMENT AND SEVERANCE COMPENSATION AGREEMENTS

     The Company entered into a three year employment contract with Peter J. Boni as of August 4, 1993 as the Company's President and Chief Executive Officer. That contract was extended for an additional three years pursuant to an agreement dated as of April 30, 1996. Under the terms of his agreement, Mr. Boni receives an annual base salary of at least $225,000, an automobile allowance, and reimbursement for the reasonable costs of housing for the first six months of his employment and relocation costs. He was entitled to participate in the Company's bonus plan for fiscal 1996 at a rate equal to ten percent (10%) of net income before taxes achieved by the Company, and received no bonus for fiscal 1996 thereunder. For all subsequent fiscal years, Mr. Boni will receive a bonus of at least fifty percent (50%) of his base salary if he meets all his financial and management objectives established by the Compensation Committee. He also received options under the 1986 Plan to acquire 544,946 shares of the Company's Common Stock at an exercise price of

$3.25 per share. Twenty-eight percent (28%) of those options vested on the first anniversary of his employment and the remainder vest at the rate of two percent (2%) per month thereafter, except that the options will vest immediately upon consummation of certain transactions involving a change in control of the Company. In February 1994, the Compensation Committee approved an amendment to Mr. Boni's options to provide that in the event of the termination of his employment without cause, because of retirement for reasons of age or disability or because of death, Mr. Boni may exercise the nonqualified portion of such options vested through the date of termination of his employment at any time prior to the option termination date. Under the terms of Mr. Boni's contract, if his employment is terminated due to a change in control of the Company or without cause, he is entitled to termination payments equal to his base salary, automobile allowance and fringe benefits for twelve months after termination and a pro rata portion of his incentive compensation for the fiscal year in which such termination occurs. Under the terms of the contract, Mr. Boni is prohibited from engaging in certain activities competitive with those of the Company for a period of one year after termination of his employment unless he is terminated without cause or due to a change in control in which case such prohibition shall only continue while the Company is paying his base salary, automobile allowance and fringe benefits.

     Effective January 1994, the Company entered into an employment contract with Charles W. Bachman for an initial term of eighteen months. The contract term is automatically renewed for successive eighteen month periods unless either party gives the other party at least twelve months notice prior to the expiration of the initial or any renewal term. The contract provides for payment of base salary of $95,000 from January 1, 1994 through June 30, 1994; $76,000 from July 1, 1994 through December 31, 1994; $57,000 from January 1, 1995 through June 30, 1995; and $114,000 per annum thereafter, with increases to be determined by the Board, fringe benefits and participation in the Company's bonus pool plan. Under the terms of Mr. Bachman's contract, he was required to work full-time through June 30, 1994, the equivalent of four days per week through December 31, 1994, and the equivalent of three days per week thereafter. The Company and Mr. Bachman have agreed to amend his contract to provide that commencing October 1, 1996, Mr. Bachman will be required to work 36 days per year (approximately three days per month) at a per annum rate of $32,500 plus expenses. Additional days will be paid at a rate of $1,000 per day plus expenses.

     Under the terms of the contract, as amended, for the period from October 1, 1996 through December 31, 1996, Mr. Bachman will receive the payments calculated at a rate of $114,000 per annum minus any payments received under the amended contract. Under the terms of the contract, Mr. Bachman is prohibited from engaging in certain activities competitive with those of the Company for a period of two years after termination of his employment unless he is terminated without cause in which case such prohibition shall only continue while the Company is paying his base salary and fringe benefits.

     The Company entered into agreements with Ronald H. Imbriale, Vincent Stango, William F. Winslow and Massood Zarrabian providing them with 52, 26, 26 and 52 weeks of payment of base salary, respectively, in the event of the termination of their employment by the Company without cause. The payments to Messrs. Stango and Winslow expire upon obtaining other employment and the payments to Mr. Zarrabian are subject to offset by any employment compensation he receives during the severance period. Mr. Imbriale's payments expire upon obtaining other employment after the first 26 weeks of payments. The agreement with Mr. Zarrabian also provide for acceleration of vesting of his options granted at the time of his employment during such 52 week periods.

     The Company has adopted certain Employment Agreements with Messrs. DiDonato and Zarrabian that commence on the effective date of any "change in control" (as defined) in the ownership or management of the Company and end on a date eighteen months thereafter, plus three additional months for each whole or partial year employed by the Company (the "Expiration Date") unless employment is sooner terminated as described below. The agreements shall not extend for a period of more than three years from the change in control date. The agreements provide for, among other things, severance payments payable to each executive officer in an amount equal to such officer's annual base salary and fringe benefits from the date of termination until the Expiration Date plus any targeted bonus for the first year after such termination. Such payments are triggered by (i) the termination of employment by the Company without cause or (ii) upon termination by the employee for "good reason" (as defined). In addition, if an executive officer's employment is terminated for any reason after the Expiration Date, the foregoing severance payments will be paid for a period of twelve months after termination. The Agreements also provide that the Company shall make disability payments to an executive officer equal to such executive officer's base salary (subject to adjustments) from the date of termination of employment due to disability until the Expiration Date. Under the Agreements, any shares subject to options under the Option Plans granted to an executive officer shall immediately vest on a change in control to the extent such shares would have vested prior to the Expiration Date.

STOCK PRICE PERFORMANCE

     The following chart assumes $100 invested in shares of the Company's Common Stock beginning November 26, 1991 (the date of the Company's initial public offering) at the initial offering price of $15.00 per share and ending June 30, 1995, compared with $100 invested in The NASDAQ Stock Market-US Index and in The NASDAQ Computer and Data Processing Index:

                COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
         AMONG CAYENNE SOFTWARE, INC., THE NASDAQ STOCK MARKET-US INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX


      MEASUREMENT PERIOD         CAYENNE      NASDAQ STOCK   NASDAQ COMPUTER &
    (FISCAL YEAR COVERED)     SOFTWARE, INC.   MARKET-US      DATA PROCESSING
    ---------------------     --------------  ------------   -----------------
         11/26/91                 100             100             100
             6/92                  77             108             102
             6/93                  19             136             130
             6/94                  13             138             130
             6/95                  53             183             213
             6/96                  48             236             282

* INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Policies on compensation of the Company's executive officers are subject to the approval of the Compensation Committee of the Board. The members of the Compensation Committee are R. John Fletcher and John J. Alexander. Each member of the Compensation Committee is a non-employee Director. Decisions about awards to executive officers under the Company's Option Plans and Stock Purchase Plan are made by the Compensation Committee (the 1986 Plan was administered by the Stock Option Committee from June 1994 through August 1996 and prior to June 1994 and after August 1996 by the Compensation Committee).

     Set forth below is a report submitted by the Board of Director's Compensation Committee. This report addresses the Company's compensation policies for fiscal 1996, as such policies affected (i) Peter J. Boni as

Chief Executive Officer, and (ii) Messrs. Bachman, Bloom, DiDonato and Zarrabian, who were the four executive officers other than Mr. Boni who, at June 30, 1996, were the Company's next most highly paid executives (collectively, such five executives are referred to in this report as the "Senior Executives"), and (iii) the Company's executive officers which include the Senior Executives.

  Compensation Policies Toward Executive Officers

     The Compensation Committee's executive compensation policies are designed to provide competitive compensation based on the achievement of the Company's strategic and operational goals, reward for above-average corporate performance, and recognition of individual initiative and achievements. In general, the Company strives for fair but not excessive compensation of its executive officers in order to assist the Company in attracting and retaining highly qualified executives.

     Executive officers' overall compensation levels are intended to be consistent with other companies in the Company's industry, to reflect the Company's performance and to attract and retain highly qualified executives. Also, the Senior Executives' bonus plans typically include operating performance targets, below which either no bonus or a significantly reduced bonus is paid or above which an increased bonus is paid, and management objectives to be met before all or any part of a bonus is paid. Compensation to Senior Executives under the Option Plan is intended to reward exceptional competence, to attract and retain such Senior Executives and furnish an additional incentive to increase performance, generally. Executive officers have also been provided with severance agreements with varying terms. See "Remuneration of Executive Officers and Directors -- Employment and Severance Compensation Agreements".

     Executive officers and officers and employees other than the Senior Executives may also participate in the Company's Option Plan provided they meet certain eligibility requirements, but typically receive a larger percentage of their compensation in the form of base salary than do Senior Executives.

     The Compensation Committee (formerly the Stock Option Committee) believes that stock ownership by management and stock-based performance compensation arrangements are beneficial as ways to align management's interests and incentives with shareholders' interests toward the enhancement of shareholder value. The Compensation Committee further believes that stock option programs with future exercise dates and/or accelerated vesting provisions upon the occurrence of certain specified events are an effective means to retain key executives. As a result, the Compensation Committee has used stock-based elements in the Company's compensation packages for its executive officers.

  Relationship of Company Performance to Executive Compensation

     Compensation paid the Company's executive officers in fiscal 1996, as reflected in the Tables included in this Proxy Statement regarding the Senior Executives, primarily consisted of base salary and performance bonus. In addition, as reflected in the above Tables, the Stock Option Committee (now the Compensation Committee) awarded stock options to the Senior Executives during fiscal 1996 under the Company's 1986 Plan.

     Measures of performance which are taken into account in determining the Company's executive compensation may include: (1) the Company's revenue and operating income, (2) target versus actual operating performance, generally in terms of revenue, operating income, contribution margin or expense reduction,
(3) the market value of the Company's Common Stock, (4) the success of any special projects or goals, or (5) subjective considerations of performance including individual initiative and effort, managerial ability and undertaking and completing special projects or goals.

  Bonus Arrangements

     The Company's bonuses to its executive officers are based on both objective and subjective performance criteria. Objective criteria include realization of individual strategic goals, and the attainment of certain levels of operating performance by the Company as compared to targeted figures. As noted above, the performance bonuses for executive officers are typically tied to achievement of certain minimum performance thresholds, with no bonus, or a reduced bonus, being paid in the event that minimum targets are not achieved or an increased bonus paid if targets are exceeded. Target operating objectives utilized for purposes of determining bonuses (including revenue and/or operating income and/or contribution margin and/or expense reduction quotas) are based on business plans developed by the Chief Executive Officer with input derived from individual executive officers, subject to review by the Compensation Committee and, if it so chooses, by the Company's full Board of Directors. Performance under the objective criteria for fiscal 1996 was determined after the end of fiscal 1995, after discussions among the members of the Compensation Committee.

     Subjective performance criteria encompass evaluation of each executive officer's initiative and contribution to overall corporate performance, expense reduction, the officer's managerial ability, and the officer's performance and effort on special projects or strategic objectives that the officer may have undertaken.

     Executive officers' target 1996 bonus amounts were established early in the fiscal year following a review of compensation to ascertain the compensation levels which were necessary, or desirable, to maintain the Company's compensation structure on a competitive basis with others in the industry, and to provide appropriate incentives for achieving desired Company performance. For fiscal 1996, bonuses for executive officers were based on objective criteria.

  Option Plans

     The other major incentive component of the Executive Officers' fiscal 1996 compensation was under the Company's 1986 Plan. The Company's Option Plans are intended to promote the Company's interests by encouraging ownership of its Common Stock by participants in order to help the Company attract and retain qualified individuals and to motivate them to improve their performance.

     The 1996 Plan is administered by the Compensation Committee (the 1986 Plan was administered by the Stock Option Committee from June 1994 through August 1996 and prior to June 1994 and after August 1996 by the Compensation Committee). The Compensation Committee meets at least four times each fiscal year, and at other times if it chooses or at the request of the Chief Executive Officer, to determine the type, amount, and dates of option grants to eligible participants. The Compensation Committee determines specific grants subject to the annual limitations permitted under Section 422A of the Internal Revenue Code (pertaining to Incentive Stock Options).

     Participation in the 1996 Plan may be in the form of (a) Incentive Stock Options as defined in Section 422A of the Internal Revenue Code, (b) options not qualifying under Section 422A of the Internal Revenue Code as Incentive Stock Options (i.e., Nonqualified Options), or (c) any combination thereof. Incentive Stock Options can be granted only to persons who are employees (including officers) of the Company when the options are granted. The Option Plan does not impose any limitation on the number of shares of Common Stock with respect to which options may be granted to any individual under the Option Plan.

     During fiscal 1996, the Stock Option Committee (now the Compensation Committee) made the following grants of options to purchase Common Stock to the Senior Executives: 100,000 to Mr. Boni, 25,000 to Mr. Bachman, 50,000 to Mr. Bloom, 25,000 to Mr. DiDonato and 50,000 to Mr. Zarrabian. During fiscal 1996, options to purchase 275,000 shares of Common Stock were granted to all current executive officers, as a group, including the shares to Messrs. Boni, Bachman, Bloom, DiDonato and Zarrabian. The options which were granted in fiscal 1996 were Incentive Stock Options to the extent allowable under the I.R.S. $100,000 annual limitation, and Non-Qualified Stock Options for any remainder, where applicable, and were all granted with an exercise price equivalent to fair market value as of the date of grant. Generally, the options granted to executive officers in fiscal 1996 become exercisable at the rate of twenty eight percent (28%) on the first anniversary date of grant and two percent (2%) per month thereafter, subject to acceleration of vesting in the event of a change in control or, under certain circumstances, a termination of employment or achievement by the Company of certain performance goals. The Compensation Committee believes that the staggered exercisability of option grants, together with the lapsing of options following termination of employment, help motivate optionees to remain with the Company over the long-term, one of the primary objectives of the Option Plans. The Compensation Committee also believes that the acceleration of vesting of options for executives if they are terminated without cause or if there is a change in control of the Company helps attract and retain them.

     The Compensation Committee also believes that option grants to Company executives will motivate optionees to generate potential gains by working to increase the Common Stock's price over the long term. (See the Table elsewhere in this Proxy Statement for potential future values of Senior Executive options, assuming various rates of growth in the Company's stock price.) While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock, whether such value will be realized in any specific year is primarily determined by each individual executive's decision with respect to the disposition of the shares underlying the options. Accordingly, the Stock Option Committee (now the Compensation Committee) determined that the fiscal 1996 option grants and other Company incentives were appropriate, notwithstanding gains realized by certain Company executives as a result of their individual decisions to exercise during fiscal 1996 stock options granted in previous years (see the Table included above in this Proxy Statement, indicating amounts realized by the Senior Executives from option exercises in fiscal 1996 and the value inherent in unexercised options as of the Company's fiscal year-end).

  Other Compensation Plans

     The Company has adopted certain broad-based employee benefit plans in which the Senior Executives are permitted to participate on substantially the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans. Most significant among these, is the Company's 401(k) plan.

  Chief Executive Compensation for Fiscal 1996, and Relationship to Company Performance

     Current regulations of the Securities and Exchange Commission ("SEC") require the Compensation Committee to discuss the Committee's basis for the compensation reported for the Company's Chief Executive Officer, Mr. Boni, in fiscal 1996.

     The Compensation Committee's general approach in setting the Chief Executive Officer's compensation is to seek to be competitive with other companies in the Company's industry, and to tie a large percentage of the Chief Executive Officer's total compensation package to Company performance and to achievement of individual goals. While this results in some variation in the level of compensation, the Compensation Committee believes that such an arrangement motivates the Company's Chief Executive Officer toward Company performance goals, while acknowledging the importance of having some certainty in the level of compensation through its non-performance based elements. In addition, the Chief Executive Officer's compensation is set to retain a highly qualified individual in that position especially in light of the Company's losses in fiscal 1996 and 1995.

     Mr. Boni's base salary for fiscal year 1996 was $250,000 with a bonus potential calculated at a rate equal to ten percent (10%) of net income before taxes achieved by the Company. Mr. Boni received no bonus in fiscal 1996. During fiscal 1996, Mr. Boni also received options to purchase 100,000 shares of Common Stock. The Compensation Committee believes that such compensation helped retain Mr. Boni as President and Chief Executive Officer. Mr. Boni continued to guide the Company in its transition into the client/server marketplace and the development and launch of new products, devoted substantial time and effort to seeking strategic and other relationships on behalf of the Company, and oversaw the acquisition of Cadre Technologies Inc.

       SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.

                               John J. Alexander
                                R. John Fletcher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No person serving on the Compensation Committee at any time during fiscal 1996 is or has been an officer or employee of the Company or had any relationship required to be disclosed under item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

PROPOSAL 2 -- APPROVAL OF THE AMENDED 1996 INCENTIVE AND NONQUALIFIED STOCK
              OPTION PLAN

     To replace the Company's Amended and Restated 1986 Incentive and Nonqualified Option Plan, under which no further incentive options could be granted, the Board of Directors has adopted the 1996 Incentive and Nonqualified Option Plan (as amended, "the 1996 Plan"). In October 1996, the Board expects to amend the Plan to conform it more closely to the requirements and the powers of current tax law. Under the Internal Revenue Code (the "Code"), stockholder approval is necessary for stock options relating to the shares issuable under the 1996 Plan to qualify as incentive stock options under Section 422 of the Code. Approval will require the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting and voting on the Proposal. Stockholder rejection of the 1996 Plan would mean any options granted under the 1996 Plan would not be eligible for incentive treatment under the Code. The Plan would remain in effect and all options would remain valid as Nonqualified Options.

     The Company intends to file, as soon as practicable after stockholder approval of the 1996 Plan, a Registration Statement under the Securities Act of 1933 covering the shares of Common Stock issuable under the 1996 Plan.

     The full text of the 1996 Plan as adopted and expected to be amended by the Board of Directors is printed as Appendix A, beginning on page A-1. The following is a summary of some of its provisions:

     The 1996 Plan authorizes the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) options that do not so qualify ("Nonqualified Options").

     Up to 2,000,000 shares of Common Stock (subject to adjustment upon certain changes in the capitalization of the Company) may be issued pursuant to options granted under the 1996 Plan.

     The 1996 Plan will be administered by the Compensation Committee of the Board of Directors, the members of which are not officers or employees of the Company (the "Committee"). The Committee will select the individuals to whom options are granted and will determine the option exercise price and other terms of each award, subject to the provisions of the 1996 Plan. Incentive Options may be granted under the

1996 Plan to employees, including officers and Directors who are also employees. As of September 1, 1996, approximately 375 employees were eligible to participate in the 1996 Plan. Nonqualified Options may be granted under the 1996 Plan to employees, officers, individuals providing services to the Company and Directors, whether or not they are employees of the Company.

     No options may extend for more than ten years from the date of grant (five years in the case of an optionee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary ("greater-than-ten-percent-stockholders")). The exercise price of Incentive Options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of a greater-than-ten-percent-stockholder). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to Incentive Options which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

     Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee's lifetime, only by the optionee. Incentive Options generally may not be exercised after (i) termination of the optionee's employment by optionee voluntarily or by the Company for cause, (ii) ninety days after termination of the optionee's employment by the Company without cause, including optionee's retirement in accordance with the Company's policy and (iii) one year following the optionee's termination of employment with the Company by reason of death or disability. The terms and conditions of Nonqualified Options will be determined by the Committee in connection with each grant, if any.

     Payment of the exercise price of the shares subject to the option may be made with (i) cash or check for an amount equal to the option price for such shares, (ii) with the consent of the Committee, shares of Common Stock having a fair market value equal to the option price of such shares, (iii) with the consent of the Committee, a personal recourse note issued by the optionee to the Company in a principal amount equal to such aggregate exercise price, (iv) with the consent of the Committee, delivery of such documentation as the Committee and the broker, if applicable, will require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the option price, (v) with the consent of the Committee, such other consideration which is acceptable to the Committee and has a fair market value equal to the option price of such shares, or (vi) with the consent of the Committee, a combination of the foregoing.

NEW PLAN BENEFITS

     Except as set forth below, the Company is unable to determine the dollar value and number of options which will be received by or allocated to (i) any of the executive officers, (ii) the current executive officers, as a group, (iii) the current Directors who are not executive officers, as a group, (iv) each nominee for election as a Director and (v) the employees who are not executive officers, as a group, as a result of the proposed Plan because, options may be granted by the Committee on a discretionary basis.

     The following table sets forth information concerning the benefits that will be received by or allocated to the persons specified for fiscal 1997, assuming that Proposal 2, the proposal to approve the 1996 Plan, is adopted.
Approval of the Plan will constitute approval of the option grants shown in the following table for purposes of Section 16 of the Securities Exchange Act of 1934:

                                                                               NUMBER OF
                                                               DOLLAR     SECURITIES UNDERLYING
                    NAME AND POSITION                          VALUE($)       OPTIONS GRANTED
                    -----------------                          -------    ---------------------
Peter J. Boni, President and Chief Executive Officer......       -0-(1)          250,000
Massood Zarrabian, Senior Vice President..................       -0-(1)          125,000
Eugene J. DiDonato, Vice President........................       -0-(1)           30,000
Charles W. Bachman, Chairman of the Board.................       -0-(1)           10,000
Executive Officers (as a group)...........................       -0-(1)          815,000
Directors who are not executive officers (as a group).....       -0-(1)           40,000
All employees who are not executive officers (as a
  group)..................................................     3,844(1)          252,074

---------------

(1) The dollar value of the options granted assuming a fair market value at October 1, 1996 of $4.56 per share. Each such option was granted at an exercise price equal to the fair market value of the Common Stock on the date of option grant. Options granted to executive officers and Directors who are not executive officers are "out of the money" since their exercise prices exceeded the fair market values at October 1, 1996.

FEDERAL INCOME TAX INFORMATION WITH RESPECT TO THE 1996 PLAN.

     The grantee of a Nonqualified Option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a Nonqualified Option, the difference between the fair market value of the underlying shares of Common Stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares. Subject to certain limitations, the Company may deduct for the year of exercise an amount equal to the amount recognized by the option holder as ordinary income upon exercise of a Nonqualified Option.

     The grantee of an Incentive Option recognizes no income for federal income tax purposes on the grant thereof. Except as provided below with respect to the alternative minimum tax, there is no tax upon exercise of an Incentive Option. If no disposition of shares acquired upon exercise of the Incentive Option is made by the option holder within two years from the date of the grant of the Incentive Option or within one year after exercise of the Incentive Option, any gain realized by the option holder on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the Incentive Option is treated as compensation to the employee taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year).

     The excess of the fair market value of the underlying shares over the option price at the time of exercise of an Incentive Option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who incur the alternative minimum tax are allowed a credit which may be carried forward indefinitely to be used as a credit against the regular tax liability in a later year; however, the minimum tax credit can not reduce the regular tax below the alternative minimum tax for that carryover year.

     In connection with the sale of the shares covered by Incentive Options, the Company is allowed a deduction for tax purposes only to the extent, and at the time, the option holder receives ordinary income (for example, by reason of the sale of shares by the holder of an Incentive Option within two years of the date of the granting of the Incentive Option or one year after the exercise of the Incentive Option), subject to certain limitations on the deductibility of compensation paid to executives.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO APPROVE THE 1996 PLAN.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The Company has one issued and outstanding class of voting securities, Common Stock. The holders of Common Stock are entitled to one vote for each share held on each matter submitted to vote.

     The following table sets forth the number of shares of the Company's Common
Stock beneficially owned by all persons known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock, by each of the Company's current Directors and nominees for Director, by each of the Company's executive officers and by all officers and Directors of the Company, as a group, as of October 1, 1996:


DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                             SHARES BENEFICIALLY OWNED
---------------------------------------                             -------------------------
                                                                    NUMBER(1)     PERCENT (2)
                                                                    ---------     -----------
Associated Capital, L.P.(3).....................................    2,168,900         12.3%
  477 Madison Avenue, 14th Floor
  New York, NY 10022

Tudor Investment Corporation (4)................................    1,018,400          5.8%
  One Liberty Plaza, 51st Floor
  New York, NY 10006

Wellington Management Company, LLP(5)...........................    1,000,000          5.7%
  75 State Street
  Boston, MA 02109

Peter J. Boni...................................................      497,455(6)       2.7%
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

Charles W. Bachman..............................................      154,210(7)        *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

William H. D. Goddard...........................................      141,102(6)        *
  Ramallah Capital Corporation
  5 Brown St.
  Providence, RI 02906

Massood Zarrabian...............................................       71,912(6)        *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

Ronald H. Imbriale..............................................       60,525(6)        *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803



DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                             SHARES BENEFICIALLY OWNED
---------------------------------------                             -------------------------
                                                                    NUMBER(1)      PERCENT(2)
                                                                    ---------     -----------
John J. Alexander...............................................      14,800(6)         *
  Business Technology Consulting, Inc.
  75 Market Street
  Portland, ME 04101

Allyn C. Woodward, Jr. .........................................      12,900(6)         *
  Adams, Harkness & Hill, Inc.
  60 State Street
  Boston, MA 02109

R. John Fletcher................................................      12,842(6)         *
  Fletcher Spaght, Inc.
  222 Berkeley Street
  Boston, MA 02116

Eugene J. DiDonato..............................................      13,100(6)         *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

William F. Winslow..............................................       8,183(6)         *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

Joan E. Cohen...................................................       8,000(6)         *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

Vincent Stango..................................................       6,658(6)         *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

Frederick H. Phillips...........................................           0            *
  Cayenne Software, Inc.
  8 New England Executive Park
  Burlington, MA 01803

All officers and Directors as a group (13 persons)..............   1,001,687(8)       5.4%

---------------

* Less than 1.0%.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in the footnotes to this table. Amounts shown also include all shares subject to stock options and warrants to purchase Common Stock exercisable within 60 days of October 1, 1996.

(2) The number of shares deemed outstanding as of October 1, 1996 was 18,422,531 shares, which includes 791,086 shares subject to stock options exercisable within sixty days of October 1, 1996.

(3) Based upon information provided by Associated Capital, L.P. for it and A. Cap, Inc., Jay Zises, Selig Zises and Nancy J. Frankel-Zises. Represents shares beneficially owned by various entities and persons.

(4) Based upon a Schedule 13D dated June 26, 1996 provided by Tudor Investment Corporation ("TIC") Paul Tudor Jones II, Raptor Global Fund Ltd., Raptor Global Fund L.P., Tudor Arbitrage Partners L.P., Tudor BVI Futures Ltd. and Tudor Global Trading LLC.. Represents shares beneficially owned by various entities and persons. Such Schedule indicates that TIC and Paul Tudor Jones II, Chairman and Chief Executive Officer of TIC have shared voting and dispositive power with respect to 971,708 and 1,018,400 shares, respectively; the Raptor Global Fund Ltd. has shared voting and dispositive power over 336,764 shares; the Raptor Global Fund L.P. has shared voting and dispositive power over 176,544 shares; Tudor Arbitrage Partners has shared voting and dispositive power over 46,692 shares; Tudor BVI Futures Ltd. has shared voting and dispositive power over 458,400; and Tudor Global Trading LLC. holds shared voting and dispositive power over 46,692 shares.

(5) Based upon information as of October 10, 1996 provided by Wellington Management Company, LLP ("WMC") in its capacity as an investment advisor registered under the Investment Advisors Act of 1990. In its capacity as investment advisor, WMC may be deemed to have beneficial ownership of the shares that are owned by its investment advisors' clients.

(6) Represents shares issuable upon exercise of stock options exercisable within sixty days of October 1, 1996. For Messrs Alexander, Fletcher, Goddard, Imbriale, Stango and Woodward, the number of shares includes 2,400, 10,400, 8,955, 43,541, 5,947 and 8,400 shares, respectively, issuable upon exercise of stock options within sixty days of October 1, 1996. For Mr. Goddard, the number of shares includes 1,236 held by him as custodian for Charlotte Ives Goddard under the Rhode Island UTMA, as to which he disclaims any beneficial ownership.

(7) Includes 8,760 shares held by Mr. Bachman's wife and 112,793 shares issuable upon exercise of stock options. Excludes shares held by four of Mr. Bachman's children; Mr. Bachman disclaims beneficial ownership of those shares.

(8) Includes 791,086 shares issuable upon exercise of stock options within sixty days of October 1, 1996, 1,236 held by Mr. Goddard as custodian for Charlotte Ives Goddard and 8,760 shares held by Charles W. Bachman's wife. Excludes shares held by Mr. Bachman's four children.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MARKETING

     The Company and IBM were parties to Marketing Agreements for Cooperative Software Supplier Programs ("CSSP") giving IBM the non-exclusive right to market and solicit orders for the Company's products in the United States, Puerto Rico and Canada. The percentage varied over the terms of the CSSP Agreements. The CSSP Agreement with respect to the United States and Puerto Rico was terminated as of October 31, 1992 and with respect to Canada expired on June 30, 1993. The CSSP Agreements were terminated pursuant to the terms of the Settlement Agreement.

     A subsidiary of IBM, IBM World Trade Corporation, was the exclusive distributor of the Company's products in sixteen countries in the Far East, including Australia and Japan. IBM was also the exclusive distributor of the Company's products in Austria. This arrangement terminated on June 30, 1993. IBM continues as a non-exclusive sales agent in certain Asia/Pacific countries and Switzerland.

OTHER TRANSACTIONS

     For a description of the Employment Agreements between the Company and Charles W. Bachman and Peter J. Boni and other severance and employment agreements with executive officers, see "Remuneration of Officers and Directors -- Employment and Severance Compensation Agreements."

FUTURE TRANSACTIONS

     All future transactions, including loans, between the Company and officers, Directors, principal stockholders and their affiliates will be on terms no less favorable to the Company than could reasonably have been obtained in arm's-length transactions with independent third parties, and such transactions will be subject to approval by a majority of the disinterested outside Directors of the Company.

                             SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand, L.L.P., independent certified public accountants, to serve as the Company's independent auditors for the fiscal year ended June 30, 1996. Coopers & Lybrand L.L.P. has audited the Company's financial statements since its 1986 fiscal year. The Company has been advised that a representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting. This representative will have the opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions presented at the Annual Meeting.

                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of nominees and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Employees of the Company may solicit stockholders in person or by mail, telephone or facsimile following the original solicitation.

                          FUTURE STOCKHOLDER PROPOSALS

     In order to be included in the Proxy materials for the 1997 Annual Meeting of Stockholders of the Company, stockholder proposals must be received at the Company's principal executive offices no later than June 24, 1997.

     In addition, under the by-laws of the Company, any stockholder intending to present at the 1997 Annual Meeting any proposal (other than a proposal by, or at the direction of, the Board of Directors of the Company) must give written notice to the Company not less than 60 and not more than 120 days prior to the scheduled annual meeting describing in detail the proposal to be brought before the meeting, the name and address as they appear on the Company's books of the stockholder or stockholders giving such notice and known to be supporting the proposal and the class and number of shares of the Company's capital stock which are beneficially owned by such stockholders known to be supporting such proposal on the date of such notice.

                                 OTHER MATTERS

     As of this date, the Board of Directors knows of no business which may properly come before the Annual Meeting other than that stated in the Notice of Annual Meeting of Stockholders accompanying this Proxy

Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                         ANNUAL REPORT TO STOCKHOLDERS

     This Proxy Statement is accompanied by a copy of the Company's Annual Report for the year ended June 30, 1996, which contains detailed financial information concerning the Company. This Annual Report is being distributed for informational purposes only and shall not be deemed to be made a part of this Proxy Statement.



Burlington, MA
October 22, 1996

                                                                      APPENDIX A

                             CAYENNE SOFTWARE, INC.

           AMENDED 1996 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

SECTION 1.  PURPOSE OF THE PLAN.

     This Amended 1996 Incentive and Nonqualified Stock Option Plan (the "Plan") of Cayenne Software, Inc., a Massachusetts corporation (the "Company"), is designed to provide additional incentive to present and future executives, key employees and consultants of the Company, which shall include its subsidiaries as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that this purpose will be effected by the granting of incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Code and nonqualified stock options ("Nonqualified Options") under the Plan which afford such executives, key employees and consultants an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Common Stock, $.01 par value (the "Common Stock"). By encouraging stock ownership by such executives, salaried employees and consultants, the Company seeks to attract and retain on a continuing basis the services of persons of exceptional competence and seeks to furnish an added incentive for them to increase their efforts on behalf of the Company.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by the Board of Directors (the "Board") or a committee of the Board (the "Committee") consisting of at least two directors. All questions of interpretation and application of the Plan, of Incentive Stock Options and Nonqualified Options granted hereunder (collectively, the "Options", and individually, an "Option"), and of the value of shares of Common Stock subject to an Option, shall be subject to the determination of the Committee, which determination shall be final and binding; provided, however, that the Committee shall not modify, extend or renew any Incentive Stock Option.

SECTION 3.  OPTION SHARES.

     The stock subject to the Options and other provisions of the Plan shall be shares of the Company's Common Stock. The total amount of the Common Stock with respect to which Options may be granted shall not exceed in the aggregate 2,000,000 shares; provided, however, that the class and aggregate number of shares which may be subject to Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 16 hereof. Such shares may be treasury shares or authorized but unissued shares.

     In the event that any outstanding Option for any reason shall expire or terminate prior to exercise, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

SECTION 4.  AUTHORITY TO GRANT OPTIONS.

     The Committee may grant Options from time to time to such eligible employees and consultants of the Company as it shall determine. Subject to any applicable limitations set forth in the Plan or established from time to time by the Committee, the number of shares of Common Stock to be covered by any Option shall be as determined by the Committee.

SECTION 5.  LIMITATION ON AMOUNT OF OPTIONS WHICH MAY BE GRANTED.

     The aggregate fair market value (determined at the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under the Plan and any other plans of the Company or any parent or subsidiary for the issuance of Incentive Stock Options) shall not exceed $100,000 (or such greater amount as may from time to time be permitted with respect to incentive stock options by the Code or any other applicable law or regulation).

SECTION 6.  ELIGIBILITY.

     Incentive Stock Options may be granted only to officers and other employees of the Company or its subsidiaries, including members of the Board who are also employees of the Company or its subsidiaries. Nonqualified Options may be granted to officers or other employees of the Company or its subsidiaries, to members of the Board (regardless of whether they are also employees) and to consultants and other individuals providing services to the Company or its subsidiaries.

     No Incentive Stock Option shall be granted to an individual who, at the time said Option is granted, owns (including ownership attributed pursuant to Section 424 of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any subsidiary or parent (a "greater-than-ten-percent-stockholder"); notwithstanding the above, a greater-than-ten-percent-stockholder may be granted an Incentive Stock Option provided that the purchase price per share shall not be less than one hundred and ten percent (110%) of the fair market value of the stock at the time such Option is granted, and further provided that no such Option shall be exercisable to any extent after the expiration of five (5) years from the date it is granted.

     Except as otherwise provided, for all purposes of the Plan the term "subsidiary" shall mean any corporation of which 50% or more of its outstanding voting stock is at the time owned by the Company or by one or more subsidiaries or by the Company and one or more subsidiaries.

SECTION 7.  OPTION PRICE.

     The price at which shares may be purchased pursuant to Options shall be specified by the Committee at the time the Option is granted; provided, however, that the option price of any Incentive Stock Option shall not be less than one hundred percent (100%) (one hundred and ten percent (110%) in the case of a greater-than-ten-percent-stockholder) of the fair market value of the shares of Common Stock on the date such Option is granted. For the purpose of the Plan, the fair market value of the Common Stock shall be the closing price per share on the date of grant of the Option as reported by a nationally recognized stock exchange, or, if the Common Stock is not listed on such an exchange, as reported by the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ"), or, if the Common Stock is not quoted on NASDAQ, the fair market value as determined by the Committee.

SECTION 8.  DURATION OF OPTIONS.

     The Committee in its discretion may provide that an Option shall be exercisable during any specified period of time from the date such Option is granted; provided, however, that no Incentive Stock Option shall be exercisable after the expiration of ten (10) years (five years in the case of a greater-than-ten-percent-stockholder) from the date that such Option is granted.

SECTION 9. AMOUNT EXERCISABLE; VESTING OF SHARES PURCHASED; REPURCHASE OF UNVESTED SHARES; RESTRICTION ON TRANSFER OF CERTAIN SHARES.

     Each Option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to any limitations with respect to the number of shares for which the Option may be exercised at a particular time and to such other conditions as the Committee in its discretion may specify upon granting the Option.

     The Committee may in its discretion provide upon the grant of any Option hereunder that the Company shall have an option to repurchase, upon such terms and conditions as determined by the Committee, all or any number of shares purchased upon exercise of such Option. The repurchase price per share payable by the Company shall be such amount or be determined by such formula as is fixed by the Committee at the time the Option for the shares subject to repurchase is granted. In the event the Committee shall grant Options subject to the Company's repurchase option, such Option shall carry a legend satisfactory to counsel for the Company referring to the Company's repurchase option.

     The shares of stock issuable upon exercise of an Option by any executive officer, director or beneficial owner of more than ten percent (10%) of the Common Stock of the Company may not be sold or transferred (except that such shares may be issued upon exercise of such Option) by such officer, director or beneficial owner for a period of six (6) months following the grant of such Option.

SECTION 10.  EXERCISE OF OPTIONS.

     Subject to the provisions of Section 13 hereof, Options shall be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, and specifying the address to which the certificates for such shares are to be mailed, together with (a) cash, certified check, bank draft or postal or express money order payable to the order of the Company for an amount equal to the option price of such shares; or (b) with the consent of the Company, shares of Common Stock of the Company having a fair market value equal to the option price of such shares; or (c) with the consent of the Committee, a personal recourse note issued by the optionee to the Company in a principal amount equal to such aggregate exercise price and with such other terms, including interest rate and maturity, as the Committee may determine in its discretion; provided that the interest rate borne by such a note shall not be less than the lowest applicable federal rate, as defined in Section 1274(d) of the Code; or (d) with the consent of the Committee, such other consideration that is acceptable to the Committee and that has a fair market value, as determined by the Committee, equal to such aggregate exercise price, including any broker-directed cashless exercise/resale procedure adopted by the Committee; or (e) with the consent of the Company, a combination of any of the foregoing. For the purpose of the preceding sentence, the fair market value of the shares of Common Stock so delivered to the Company shall be determined in accordance with procedures adopted by the Committee. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the optionee certificates for the number of shares with respect to which such Option has been so exercised, issued in the optionee's name; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the Unites States mail, addressed to the optionee, at the address specified pursuant to this Section 10.

SECTION 11.  TRANSFERABILITY OF OPTIONS.

     Options shall not be transferable by the optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during his or her lifetime, only by that person.

SECTION 12.  TERMINATION OF EMPLOYMENT OR SERVICES OR DEATH OF OPTIONEE.

     Except as may be otherwise expressly provided herein, Options may be not exercised after the earlier of:

          (i)   the date of expiration thereof; or

          (ii) the date of termination of the optionee's employment with or services to the Company by it for cause (as determined by the Company), or voluntarily by the optionee; or

          (iii) ninety (90) days after termination of the optionee's employment with or services to the Company by it without cause.

     12.1 TEMPORARY LEAVE. Whether authorized temporary leave of absence, or absence on military or government service, shall constitute termination of the employment or consultant relationship between the Company and the optionee shall be determined by the Committee at the time thereof.

     12.2 DEATH OR DISABILITY. In the event the optionee as an employee shall be retired in good standing from the employ of the Company for reasons of disability under the then established rules of the Company or in the event of the death of the holder of an Option while an employee or consultant of the Company and before the date of expiration of such Option, such Option may be exercised until the earlier of such date of expiration or one (1) year following the date of such retirement for reason of disability or such death, to the extent the optionee was entitled to exercise such Option immediately before his death. After the death of the optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right to exercise the Option.

     12.3 RETIREMENT. If, before the date of expiration of the Option, the optionee as an employee shall be retired in good standing from the employ of the Company for reasons of age under the then established rules of the Company, the Option may be exercised until the earlier of such date of expiration or ninety
(90) days after the date of such retirement, to the extent to which the optionee was entitled to exercise such Option immediately prior to such retirement.

     12.4 EMPLOYMENT RELATIONSHIP; CONSULTANT RELATIONSHIP. An employment relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee is employed by the Company. A consultant relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee renders services as a consultant or otherwise on an independent contractor basis to the Company.

SECTION 13.  REQUIREMENTS OF LAW.

     The Company shall not be required to sell or issue any shares under any Option if the issuance of such shares shall constitute a violation by the optionee or by the Company of any provision of any law, regulation or order of any governmental authority. Without limiting the generality of the foregoing, upon exercise of any Option, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such Option will not transfer such shares except pursuant to a registration statement in effect under the Securities Act of 1933, as now in effect or hereafter amended (the "Act"), and under the applicable securities laws of any State, unless the Company has received an opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. In the event the shares issuable on exercise of an Option are not registered under the Act, the Company may imprint the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Act or other applicable laws:

          The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for such sale or transfer.

     The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act; and in the event any shares are so registered the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any other law, regulation or order of any governmental authority.

SECTION 14.  NO RIGHTS AS STOCKHOLDER.

     No optionee shall have rights as a stockholder with respect to shares covered by his Option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Section 16 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

SECTION 15.  EMPLOYMENT OBLIGATION.

     The granting of any Option shall not impose upon the Company any obligation to employ or continue to employ, or to retain the services of or to continue to retain the services of, any optionee; and the right of the Company to terminate the employment or services of any officer, other employee or consultant shall not be diminished or affected by reason of the fact that an Option has been granted to him.

SECTION 16.  CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

     The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize, without limitations, any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     If the Company shall effect a subdivision or consolidation or shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then (i) the number, class, and per share price of shares of stock subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an Option, for the same aggregate cash consideration, the same total number and class of shares as he would have received as a result of the event requiring the adjustment had he exercised his Option in full immediately prior to such event; and (ii) the number and class of shares with respect to which Options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number and class of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

     After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which (i) the Company shall be the surviving corporation, and (ii) the stockholders of the Company immediately prior to such merger or consolidation own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Company, each holder of an outstanding Option shall, at no additional cost, be entitled upon exercise of such Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which such Option shall then be so exercisable, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which such Option shall be so exercised.

     If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if there is a merger or consolidation where the Company is the surviving corporation but the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing fifty percent (50%) of the voting power of the Company, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of shares of Common Stock, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation, liquidation, sale or disposition; (ii) the Committee may accelerate the time for exercise of all unexercised and unexpired Options to and after a date prior to the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, specified by the Committee; or (iii) all outstanding Options may be cancelled by the Committee as of the effective date of any such merger, consolidation, liquidation, sale or disposition provided that (x) notice of such cancellation shall be given to each holder of an Option and (y) each holder of an Option shall have the right to exercise such Option to the extent that the same is then exercisable or, if the Committee shall have accelerated the time for exercise of all unexercised and unexpired Options, in full during the 30-day period preceding the effective date of such merger, consolidation, liquidation, sale or disposition.

     Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Options.

SECTION 17.  AMENDMENT OR TERMINATION OF PLAN.

     The Committee may modify, revise or terminate this Plan at any time and from time to time, except that the class of executives, employees and consultants eligible to receive Options and the aggregate number of shares issuable pursuant to this Plan shall not be changed or increased, other than by operation of Section 16 hereof, without the consent of the stockholders of the Company; provided, however, that no amendment shall modify (within the meaning of Section 424(h) of the Code) any Incentive Stock Option outstanding on the date of such amendment.

SECTION 18.  WRITTEN AGREEMENT.

     Each Option granted hereunder shall be embodied in a written option agreement which shall be subject to the terms and conditions prescribed above and shall be signed by the President, any Vice President or the Treasurer of the Company for and in the name and on behalf of the Company. Such an option agreement shall contain such other provisions as the Committee in its discretion shall deem advisable.

SECTION 19.  EFFECTIVE DATE AND DURATION OF PLAN.

     The Plan shall become effective upon its adoption by the Board of Directors, and shall be submitted to the stockholders of the Company at the next Annual Meeting or Special Meeting in Lieu of Annual Meeting following the adoption of the Plan by the Board of Directors. Options may not be granted under the Plan more than (10) years after said effective date. The Plan shall terminate (i) when the total amount of the Common Stock with respect to which Options may be granted shall have been issued upon the exercise of Options or
(ii) by action of the Committee pursuant to Section 17 hereof, whichever shall first occur.

                             CAYENNE SOFTWARE, INC.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAYENNE SOFTWARE, INC. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

      PROXY FOR SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1996

     The undersigned stockholder of Cayenne Software, Inc., revoking all prior proxies, hereby appoints Peter J. Boni and Frederick H. Phillips, or either of them acting singly, proxies, with full power of substitution, to vote all shares of Common Stock of Cayenne Software, Inc. which the undersigned is entitled to vote at the Special Meeting In Lieu of Annual Meeting of Stockholders to be held at the law offices of Foley, Hoag & Eliot, 16th Floor, One Post Office Square, Boston, Massachusetts on Wednesday, November 20, 1996 at 9:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Special Meeting In Lieu of Annual Meeting and Proxy Statement dated October 22, 1996, a copy of which has been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

 ----------------------------------------------------------------------------
 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
 ----------------------------------------------------------------------------
Please sign this proxy card exactly as your name(s) appear on your stock certificate. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer or other person who should state his or her title.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

--------------------------------          ------------------------------------

--------------------------------          -------------------------------BAISM

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                           With-    For All
                                                  For      hold     Except

1. Election of Class B Directors                  / /       / /       / /

        Peter J. Boni, R. John Fletcher

   INSTRUCTIONS: To withhold authority to vote for either nominee, mark the "For All Except" box and strike a line through that nominee's name.

      RECORD DATE SHARES:
     ---------------------------------------

                 REGISTRATION


     ---------------------------------------

                                                 For      Against    Abstain

2. To Approve the Amended 1996 Incentive         / /        / /       / /
   and Non-qualified Stock Option Plan.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO ONE OR MORE OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE OF THIS CARD, WILL BE VOTED FOR SUCH PROPOSAL OR PROPOSALS.

   Mark box at right if comments or address change have              / /
   been noted on the reverse side of this card.

                                                       ----------------------
   Please be sure to sign and date this Proxy.         Date
   --------------------------------------------------------------------------



   ---------Shareholder sign here----------------Co-owner sign here----------

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DETACH CARD                                                         DETACH CARD